EXHIBIT 99.1
EASE

MultiPlan Corporation Announces Effective Date of Reverse Stock Split

MultiPlan Common Stock Expected to Begin Trading on a Split-adjusted Basis on September 23, 2024

NEW YORK, NY – September 10, 2024 – MultiPlan Corporation (“MultiPlan” or the “Company”) (NYSE: MPLN), a leading provider of technology and data-enabled cost management, payment, and revenue integrity solutions to the U.S. health care industry, today announced that it expects a 1-for-40 reverse stock split of its outstanding shares of Class A common stock (the “common stock”) will be effective as of September 20, 2024 at 5:00 p.m. Eastern Time. MultiPlan’s common stock will continue trading on the New York Stock Exchange (“NYSE”) under the existing symbol (MPLN) and will begin trading on a split-adjusted basis when the market opens on September 23, 2024, with the new CUSIP number 62548M209.

As of the effective time of the reverse stock split, each share of common stock will be automatically reclassified into one fortieth (1/40th) of a share of issued and outstanding common stock. This will reduce the number of shares outstanding from approximately 658,127,871 shares to approximately 16,453,197 shares (in each case, exclusive of treasury shares), subject to adjustment for fractional shares.

The reverse stock split will also result in proportional adjustments being made to: (1) all then-outstanding warrants exercisable for MultiPlan’s common stock, such that fewer shares would underlie such securities and the purchase price per share will be increased; (2) all then-outstanding awards issued under the Company’s 2020 Omnibus Incentive Plan, as amended, such that fewer shares of MultiPlan’s common stock would underlie such awards and the exercise price per share of the options will be increased; (3) the number of shares of MultiPlan’s common stock then-available for issuance under each of the Company’s 2020 Omnibus Incentive Plan, as amended, and the Company’s 2023 Employee Purchase Plan, such that fewer shares will be available for issuance under both plans; and (4) the number of shares of MultiPlan’s common stock issuable upon conversion of the Company’s then-outstanding 6.00% / 7.00% Convertible Senior PIK Toggle Notes due 2027, such that fewer shares would be issuable upon conversion of such notes and the conversion price will be increased.

Continental Stock Transfer & Trust Company is acting as the exchange agent for the reverse stock split. Registered stockholders holding pre-split shares of MultiPlan’s common stock are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split.

The reverse stock split is primarily intended to increase the per share trading price of MultiPlan’s common stock in order to meet the NYSE’s price criteria for continued listing.

About MultiPlan

MultiPlan is committed to bending the cost curve in healthcare by delivering transparency, fairness, and affordability to the US healthcare system. Our focus is on identifying medical savings, helping to lower out-of- pocket costs, and reducing or eliminating balance billing for healthcare consumers. Leveraging sophisticated technology, data analytics, and a team rich with industry experience, MultiPlan interprets customers’ needs and customizes innovative solutions that combine its payment and revenue integrity, network-based, data and decision science, and analytics-based services. MultiPlan delivers value to more than 700 healthcare payors, over 100,000 employers, 60 million consumers, and 1.4 million contracted providers. For more information, visit multiplan.com.

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “forecasts,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including the discussion in this press release of the reverse stock split and expected benefits. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date they are made. Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors. Factors that may impact such forward-

EXHIBIT 99.1
looking statements also include the factors discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2024; and other factors beyond our control. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company’s periodic and other filings are accessible on the SEC’s website at www.sec.gov. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations
Luke Montgomery, CFA
SVP, Finance & Investor Relations MultiPlan
866-909-7427
investor@multiplan.com

Shawna Gasik
AVP, Investor Relations MultiPlan
866-909-7427
investor@multiplan.com

Media Relations
Pamela Walker
AVP, Marketing & Communication MultiPlan
781-895-3118
press@multiplan.com
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